Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Ownership	State of Incorporation
Cape Bank	100%	New Jersey

SUBSIDIARIES OF CAPE BANK

Subsidiary	Ownership	State of Incorporation
CASABA Real Estate Holding Corporation	100%	New Jersey
Cohansey Bridge, LLC	100%	New Jersey
Cape May County Savings Service Corporation	100%	New Jersey (Inactive)